Collective Brands Reports 2011 Third Quarter Financial Results

TOPEKA, KS -- (Marketwire - November 21, 2011) - Collective Brands, Inc. (NYSE: PSS)

  Strategic Actions to Transform Payless Domestic Business Model Underway
  Sales and Earnings Growth Exceeds 25% at Performance + Lifestyle Group Wholesale
  Accelerating Store Closings in 2011 to 350 from 315

Collective Brands, Inc. (NYSE: PSS) today reported financial results for the third quarter ended October 29, 2011. The third quarter 2011 net loss attributable to Collective Brands, Inc. was $114.3 million, or $1.91 per diluted share. Adjusted(1) net earnings were $37.1 million, or $0.61 per diluted share.

The adjustments totaled $151.4 million in the third quarter 2011 (see non-GAAP reconciliation tables):

  Cash charges of $5.3 million including lease termination costs and expenses related to the review of strategic alternatives.
  Non-cash charge of $105.7 million to record a valuation allowance against domestic net deferred tax assets; these tax assets remain available to offset future domestic tax obligations.
  The tax benefit of $40.4 million resulting from a lower full year effective tax rate and the catch-up effect of applying that rate through the third quarter.

Collective Brands' third quarter 2011 net sales were $894.4 million, up 1.4% compared to the year-ago quarter due primarily to growth at PLG Wholesale, which was somewhat offset by lower sales at Payless in the U.S. Collective Brands' same store sales(2) declined 3.7% in the 2011 third quarter. Quarterly operating profit this year was $15.4 million, or $20.7 million on an adjusted basis, compared to $68.8 million in the third quarter of 2010. Adjusted earnings before interest taxes depreciation and amortization(1) ("Adjusted EBITDA") was $52.5 million in the third quarter of 2011 compared to $102.8 million last year.

"Our operating results in the third quarter reflect both the challenges we are facing as well as opportunities we see for marked improvement at Collective Brands," said Michael J. Massey, Chief Executive Officer of Collective Brands, Inc. "While August was weak in our Payless business, we took pricing actions that improved sales sequentially during the quarter. At the same time, we continued to implement the previously announced aggressive actions to transform the Payless business model for the longer term including increasing our mix of Incredible Value Every Day product, introducing additional tailored assortments across more than half of our domestic store base, and targeted discounts for our most loyal customers. As we implement these actions, we have seen signs that confirm that we are on the right track."

Mr. Massey continued, "We again saw strong growth in our Performance + Lifestyle Group driven by robust performance at wholesale. This was evident in the sales gains delivered by all four of our businesses, led by Sperry Top-Sider, which reinforced its position as one of the nation's leading footwear brands."

Quarterly Operating Segment Sales
Payless Domestic net sales declined 5.1% and same store sales decreased 4.5%. This was driven principally by weak performance in August, offset to some extent by improving sales in September and October. During the quarter, the combined impacts of lower customer traffic, lower athletic sales, and lower sandals sales led to a decline in footwear units sold. Strong performance was achieved in boots and accessories.

Payless International net sales increased 1.2%, as seven net new stores more than offset the impact of a 1.4% same store sales decrease. Same store sales increased in Latin America and decreased in Puerto Rico and Canada.

PLG Wholesale sales increased 27.3% led by Sperry Top-Sider growth across virtually all product categories, distribution channels, and customer segments. Saucony, Stride Rite, and Keds also delivered higher sales.

PLG Retail net sales increased 0.7% due to higher sales at new and existing Sperry retail stores. The overall 1.1% same store sales decrease was due to a decline at Stride Rite stores.

Other Financial and Store Metrics

The gross margin rate in the quarter was 31.7%. On an adjusted basis(1), the gross margin rate was 32.1%, a decrease of 520 basis points compared to last year as a result of higher product costs and the pricing actions taken during the quarter.

Third quarter selling, general & administrative expenses as a percent of sales increased 50 basis points, or 30 basis points adjusted(1), due to deleverage in the retail businesses.

Inventory at the end of the quarter was $556.3 million, up 13.0%. The higher inventory level was driven principally by higher product costs, growth at PLG, and additional Payless accessories.

During the third quarter, the Company opened nine new stores (six Payless and three PLG -- all Sperry), closed 42 stores (33 Payless and nine PLG), and relocated 10 stores (nine Payless and one PLG).

Wholly-Owned and Joint Venture Store  Oct. 29,  Jul. 30,  Jan. 29,  Oct 30,
 Counts                                 2011      2011      2011      2010
------------------------------------ --------- --------- --------- ---------
Payless ShoeSource                       4,428     4,455     4,461     4,477
Performance + Lifestyle Group              378       384       383       380
                                     --------- --------- --------- ---------
Total Stores                             4,806     4,839     4,844     4,857
                                     ========= ========= ========= =========

The Company also franchised stores in 16 countries and territories at the end of third quarter 2011.

                                      Oct. 29,  Jul. 30,  Jan. 29,  Oct 30,
Franchise Store Counts                  2011      2011      2011      2010
------------------------------------ --------- --------- --------- ---------
Payless ShoeSource                         115       103        62        32
Stride Rite                                 14        10         8         3
                                     --------- --------- --------- ---------
Total Stores                               129       113        70        35
                                     ========= ========= ========= =========

Quarterly Segment Results (dollars in millions)

                                  2011       2010     $ Change    % Change
                               ---------- ---------- ----------  ---------
Net Sales
  Payless Domestic               $  520.9   $  548.9   $  (28.0)      (5.1%)
  Payless International             119.9      118.5        1.4        1.2%
  PLG Wholesale                     180.3      141.6       38.7       27.3%
  PLG Retail                         73.3       72.8        0.5        0.7%
                               ---------- ---------- ----------  ---------
Total                            $  894.4   $  881.8   $   12.6        1.4%
                               ========== ========== ==========  =========

                                                          Adjusted
                                     Adjusted(1)            2011%
                  2011   Adjustments    2011       2010   vs. 2010  Change
                ----------------------------------------------------------
Operating
 Profit/(Loss)
  Payless
   Domestic      $ (8.9)      $  4.9      $ (4.0) $ 35.3     $(39.3)    NM
  Payless
   International    8.2          0.4         8.6    19.1      (10.5) (55.0%)
  PLG Wholesale     9.5            -         9.5     7.3        2.2   30.1%
  PLG Retail        6.6            -         6.6     7.1       (0.5)  (7.0%)
                ----------------------------------------------------------
Total            $ 15.4       $  5.3      $ 20.7  $ 68.8     $(48.1) (69.9%)
                ==========================================================

                                                                  Adjusted
                                        Adjusted(1)                 2011
                               2011         2011        2010      vs. 2010
                            ----------  -----------  ---------- -----------
Operating Margin
  Payless Domestic                (1.7%)       (0.8%)       6.4%   (720 bps)
  Payless International            6.8%         7.2%       16.1%   (890 bps)
  PLG Wholesale                    5.3%         5.3%        5.2%     10 bps
  PLG Retail                       9.0%         9.0%        9.8%    (80 bps)
                            ----------  -----------  ---------- -----------
Total                              1.7%         2.3%        7.8%   (550 bps)
                            ==========  ===========  ========== ===========

Store Closings

As was previously announced, the Company is moving forward on its plan to close approximately 475 underperforming and low volume, non-strategic stores within the next three years in order to optimize the profitability of markets by removing many low sales volume stores which are cash flow negative or slightly positive but cannot support the assortments and staffing that the Company believes its stores should offer. Over the three years, approximately 400 of the stores slated to close are Payless stores in the U.S., Canada, and Puerto Rico and about 75 are Stride Rite Children's locations. This year, the Company expects to close approximately 350 of the underperforming stores -- an increase from the 315 stores estimated at the end of the second quarter. Approximately 300 of the stores slated to close this year are Payless and about 50 are Stride Rite Children's locations. In the third quarter, 42 stores closed and the rest of the stores will close in fourth quarter. In fiscal 2010, the stores to be closed over the course of this year had sales of nearly $125 million.

Lease termination, severance, and other cash exit costs associated with the 475 store closings over the three-year period will total approximately $25 million to $30 million. Lease termination costs will be recorded when the stores are closed or lease terminations are negotiated with the landlords. The Company recorded $3.2 million in exit costs during the third quarter and anticipates it will record approximately $15 million to $17 million in the fourth quarter. The Company anticipates an annual improvement in operating profit of $18 million to $22 million from the 475 closures driven primarily by estimated sales transfer to remaining locations from closed stores.

Strategic Review Progressing

The review of strategic alternatives to enhance shareholder value currently being undertaken by the Company's Board of Directors, together with management, continues to progress.

Outlook for Collective Brands

  Fourth quarter 2011 gross margin is expected to remain under pressure, particularly in Payless, as orders for current inventory were significantly committed prior to the change in the Payless strategy.

  PLG Wholesale sales in the fourth quarter are expected to grow more than 20% compared to last year's fourth quarter, as the fourth quarter backlog is up 17% compared to last year.

  The effective tax rate is expected to be approximately negative 40% for the fourth quarter and full year on a non-GAAP basis, i.e., excluding the impact of adjustments.

  Capital expenditures are expected to total approximately $105 million in 2011.

  Depreciation and amortization for 2011 is expected to total approximately $135 million.

  Year-end 2011 retail net store count is expected to decrease by over 300 stores from the prior year. Sperry retail stores are anticipated to total 20 by year end, an increase of 12 this year.

                                                                 YE11
                           YE10     Open     Close    Change     est.
                         -------- -------- --------  --------  --------
    Payless
      Payless Domestic      3,794       48     (329)     (281)    3,513
      Payless
       International          667       33      (38)       (5)      662
                         -------- -------- --------  --------  --------
    Payless Total           4,461       81     (367)     (286)    4,175
    PLG (Stride Rite,
     Sperry)                  383       16      (59)      (43)      340
                         -------- -------- --------  --------  --------
    Collective Brands
     Total                  4,844       97     (426)     (329)    4,515
                         ======== ======== ========  ========  ========

In addition, Payless and Stride Rite franchise locations are expected to total over 140 in 17 countries and territories by year-end.

Notes to Financial Data
(1) This release contains certain non-GAAP financial measures. These measures are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help explain underlying performance trends in Collective Brands' business and provide useful information to both management and investors. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Please see the reconciliations of the non-GAAP financial measures after the condensed consolidated statements of cash flows. The measures used in this release are as follows:

Adjusted net earnings attributable to Collective Brands, Inc. -- Defined as net earnings attributable to Collective Brands, Inc. excluding adjustments related to the tax valuation allowance, lease terminations, strategic review expenses, and their related tax effect.

Adjusted earnings per share -- Defined as diluted earnings per share attributable to Collective Brands, Inc. common shareholders excluding adjustments related to the tax valuation allowance, lease terminations, strategic review expenses, and their related tax effect.

Adjusted gross margin -- Defined as gross margin excluding adjustments related to lease terminations.

Adjusted selling, general & administrative expenses as a percent of sales -- Defined as selling, general & administrative expenses excluding adjustments related to strategic review expenses, divided by sales.

Adjusted operating profit -- Defined as operating profit excluding adjustments related to lease terminations and strategic review expenses.

Adjusted operating margin -- Defined as operating margin excluding adjustments related to lease terminations and strategic review expenses.

Adjusted EBITDA -- Defined as earnings before interest (including loss on early extinguishment of debt), taxes, depreciation and amortization. EBITDA provides useful information about the Company's operations because it eliminates the effect of invested capital on the Company's operating profit.

Adjusted effective tax rate -- Defined as annual effective tax rate excluding adjustments and discrete items associated with the resolution of outstanding tax audits.

(2) Same store sales include Payless stores from all regions and PLG stores. The calculation excludes franchised stores.

About Collective Brands and Forward-Looking Statements

Collective Brands, Inc. is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. Collective Brands, Inc. is the holding company for Payless ShoeSource, Collective Brands Performance + Lifestyle Group, and Collective Licensing International. Payless ShoeSource is the largest specialty family footwear retailer in the Western Hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. The Collective Brands Performance + Lifestyle Group markets lifestyle and performance branded footwear for children and adults sold primarily through wholesale and retail under well-known brand names including Stride Rite, Saucony, Sperry Top-Sider, Keds, and Robeez. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping at, each of Collective Brands' units can be found at www.collectivebrands.com.

This release contains forward-looking statements. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The word "expected" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to forward-looking statements, management has made assumptions regarding, among other things, customer spending patterns, weather, pricing, operating costs, the timing of various events and the economic and regulatory environment. A variety of factors could cause actual results and experience to differ materially from the anticipated results or expectations expressed in forward-looking statements. These risks and uncertainties that may affect the operations, performance, and results of Collective Brands' business include, but are not limited to: the impact of competition and pricing; changes in consumer preferences and spending patterns; general economic, business and social conditions in the countries where Collective Brands sources products, supplies or has or intends to open stores; changes in weather patterns; the inability to renew material leases, licenses, or contracts upon their expiration; the ability to identify and negotiate leases for new locations on acceptable terms or to terminate unwanted leases on acceptable terms; the financial condition of suppliers; changes in existing or potential duties, tariffs or quotas, and the application thereof; changes in relationships between the U.S. and foreign countries as well as between foreign countries; economic and political instability in foreign countries, or restrictive actions by the governments of foreign countries in which suppliers and manufacturers from whom the Company sources are located or in which the Company does business; changes in trade, intellectual property, customs and/or tax laws; fluctuations in currency exchange rates, (e.g. yuan, Canadian dollar, euro); the ability to hire, train and retain associates; performance of other parties in strategic alliances; outcomes of intellectual property, employment litigation, and class actions; the ability to comply with local laws in foreign countries; our ability to maintain and upgrade information systems; threats or acts of terrorism or war; strikes, work stoppages and/or slowdowns by unions that play a significant role in the manufacture, distribution or sale of product; changes in commodity prices such as oil; and other risks referenced from time to time in filings of ours with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended January 29, 2011 in Part I, Item 1A, "Risk Factors" and in each of our Form 10-Qs. Collective Brands believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Collective Brands is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Collective Brands does not undertake any obligation to release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The unaudited condensed consolidated statements of earnings, balance sheets and statements of cash flows have been prepared in accordance with the Company's accounting policies as described in the Company's 2010 Form 10-K, on file with the Securities and Exchange Commission, are subject to reclassification and adjustments, and should be read in conjunction with the 2010 Annual Report to Shareowners. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included.

                          COLLECTIVE BRANDS, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS
                                (UNAUDITED)

(dollars and shares in
 millions, except per
 share data)                  13 Weeks Ended            39 Weeks Ended
                         ------------------------  ------------------------

                         October 29,  October 30,  October 29,  October 30,
                             2011         2010         2011         2010
                         -----------  -----------  -----------  -----------

Net sales                $     894.4  $     881.8  $   2,645.8  $   2,601.9

Cost of sales                  610.6        552.6      1,843.6      1,646.9

                         -----------  -----------  -----------  -----------
Gross margin                   283.8        329.2        802.2        955.0

Selling, general and
 administrative expenses       268.4        260.4        796.8        767.9

Impairment of goodwill             -            -         10.0            -

                         -----------  -----------  -----------  -----------
Operating profit (loss)         15.4         68.8         (4.6)       187.1

Interest expense                 9.5         12.0         30.4         37.6

Interest income                 (0.1)        (0.3)        (0.3)        (0.6)

Loss on early
 extinguishment of debt          0.5          0.5          0.5          1.3

                         -----------  -----------  -----------  -----------
Net earnings (loss)
 before income taxes             5.5         56.6        (35.2)       148.8

Provision for income
 taxes                         117.2          6.4         81.6         20.6

                         -----------  -----------  -----------  -----------
Net (loss) earnings           (111.7)        50.2       (116.8)       128.2

Net earnings
 attributable to
 noncontrolling
 interests                      (2.6)        (2.6)        (6.1)        (5.3)

                         -----------  -----------  -----------  -----------
Net (loss) earnings
 attributable to
 Collective Brands, Inc. $    (114.3) $      47.6  $    (122.9) $     122.9
                         ===========  ===========  ===========  ===========

(Loss) earnings per
 share attributable to
 Collective Brands, Inc.
 common shareholders:
  Basic                  $     (1.91) $      0.75  $     (2.04) $      1.92
  Diluted                $     (1.91) $      0.75  $     (2.04) $      1.90

Weighted average shares
 outstanding:
  Basic                         60.0         62.2         60.3         63.0
  Diluted                       60.0         62.6         60.3         63.8

                           COLLECTIVE BRANDS, INC
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                (UNAUDITED)

                                             October 29,      October 30,
(dollars in millions)                           2011              2010
                                          ----------------  ---------------

ASSETS:

Current assets:
  Cash and cash equivalents               $          212.6          $ 358.3
  Accounts receivable, net                           140.1            111.4
  Inventories                                        556.3            492.5
  Current deferred income taxes                       14.7             36.0
  Prepaid expenses                                    54.1             55.3
  Other current assets                                20.5             20.7
                                          ----------------  ---------------
Total current assets                                 998.3          1,074.2

Property and Equipment:
  Land                                                 5.8              6.7
  Property, buildings and equipment                1,450.5          1,432.0
  Accumulated depreciation and
   amortization                                   (1,078.8)          (999.8)
                                          ----------------  ---------------
  Property and equipment, net                        377.5            438.9

Intangible assets, net                               387.3            432.8
Goodwill                                             269.8            279.8
Deferred income taxes                                  7.9              8.4
Other assets                                          39.2             40.1

                                          ----------------  ---------------
TOTAL ASSETS                              $        2,080.0        $ 2,274.2
                                          ================  ===============

LIABILITIES AND EQUITY:

Current liabilities:
  Current maturities of long-term debt    $            5.1            $ 5.5
  Accounts payable                                   267.5            216.1
  Accrued expenses                                   156.9            187.8
                                          ----------------  ---------------
Total current liabilities                            429.5            409.4

Long-term debt                                       606.0            700.2
Deferred income taxes                                132.0             70.8
Other liabilities                                    184.6            217.7

Equity:
  Collective Brands, Inc. shareowners'
   equity                                            700.9            846.9
  Noncontrolling interests                            27.0             29.2
                                          ----------------  ---------------
Total equity                                         727.9            876.1

                                          ----------------  ---------------
TOTAL LIABILITIES AND EQUITY              $        2,080.0        $ 2,274.2
                                          ================  ===============

                          COLLECTIVE BRANDS, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (UNAUDITED)

                                                     39 Weeks Ended
                                             -------------------------------
                                               October 29,     October 30,
(dollars in millions)                             2011            2010
                                             --------------  --------------

OPERATING ACTIVITIES:
Net (loss) earnings                          $       (116.8) $        128.2
Adjustments for non-cash items included in
 net (loss) earnings:
  Loss on impairment and disposal of assets            41.5             9.4
  Impairment of goodwill and indefinite-
   lived tradenames                                    41.1               -
  Depreciation and amortization                        98.7           103.9
  Provision for losses on accounts
   receivable                                           1.1             1.2
  Share-based compensation expense                     10.8            12.7
  Deferred income taxes                                81.0             6.8
  Loss on extinguishment of debt                        0.5             1.3
Changes in working capital:
  Accounts Receivable                                 (26.2)          (16.9)
  Inventories                                         (24.1)          (47.2)
  Prepaid expenses and other current assets             1.3            (2.9)
  Accounts payable                                    (23.8)           19.2
  Accrued expenses                                    (28.1)            1.6
Changes in other assets and liabilities, net          (22.2)           (3.9)
                                             --------------  --------------

Cash flow provided by operating activities             34.8           213.4
                                             --------------  --------------

INVESTING ACTIVITIES:
Capital expenditures                                  (65.2)          (67.3)
                                             --------------  --------------

Cash flow used in investing activities                (65.2)          (67.3)
                                             --------------  --------------

FINANCING ACTIVITIES:
Repayment of debt                                     (53.8)         (143.9)
Payment of deferred financing costs                    (1.8)              -
Issuances of common stock                               1.9             8.5
Purchases of common stock                             (18.5)          (42.9)
Contributions by noncontrolling interests                 -             2.5
Distribution to noncontrolling interests              (10.6)           (8.4)
                                             --------------  --------------

Cash flow used in financing activities                (82.8)         (184.2)
                                             --------------  --------------

Effect of exchange rate changes on cash                 1.7             2.9

Decrease in cash and cash equivalents                (111.5)          (35.2)

Cash and cash equivalents, beginning of year          324.1           393.5
                                             --------------  --------------
Cash and cash equivalents, end of period     $        212.6  $        358.3
                                             --------------  --------------

                           COLLECTIVE BRANDS, INC.
                   SUMMARY OF PRE-TAX NON-GAAP ADJUSTMENTS
                FOR THE THIRTEEN WEEKS ENDED OCTOBER 29, 2011
                                 (UNAUDITED)

                         Payless    Payless       PLG        PLG
(in millions)           Domestic International   Retail   Wholesale   Total
----------------------- -------- ------------- ---------- --------- --------
Lease termination costs $    2.8 $         0.4 $        - $       - $    3.2
Strategic review
 expenses                    2.1             -          -         -      2.1
                        -------- ------------- ---------- --------- --------

Total                   $    4.9 $         0.4 $        - $       - $    5.3
                        ======== ============= ========== ========= ========

                        COLLECTIVE BRANDS, INC.
     RECONCILIATION OF GAAP TO NON-GAAP CONSOLIDATED GROSS MARGIN
             FOR THE THIRTEEN WEEKS ENDED OCTOBER 29, 2011
                              (UNAUDITED)

(dollars in millions)
--------------------------------------------------------

Gross Margin: as reported (GAAP basis)                  $        283.8
  Lease termination costs                                          3.2
                                                        --------------
Gross Margin: non-GAAP basis                            $        287.0
                                                        ==============

                     RECONCILIATION OF GAAP TO NON-GAAP
          CONSOLIDATED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
                FOR THE THIRTEEN WEEKS ENDED OCTOBER 29, 2011
                                 (UNAUDITED)

(dollars in millions)
--------------------------------------------------------

Selling, general and administrative expenses: as
reported (GAAP basis)                                   $        268.4
  Strategic review expenses                                       (2.1)
                                                        --------------
Selling, general and administrative expenses: non-GAAP
basis                                                   $        266.3
                                                        ==============

                        COLLECTIVE BRANDS, INC.
          RECONCILIATION OF GAAP TO NON-GAAP OPERATING PROFIT
             FOR THE THIRTEEN WEEKS ENDED OCTOBER 29, 2011
                              (UNAUDITED)

(dollars in millions)
--------------------------------------------------------

Operating profit: as reported (GAAP basis)              $         15.4
  Lease termination costs                                          3.2
  Strategic review expenses                                        2.1
                                                        --------------
Operating profit: non-GAAP basis                        $         20.7
                                                        ==============

                        COLLECTIVE BRANDS, INC.
   RECONCILIATION OF GAAP TO NON-GAAP (BENEFIT) PROVISION FOR INCOME
                                 TAXES
             FOR THE THIRTEEN WEEKS ENDED OCTOBER 29, 2011
                              (UNAUDITED)

(dollars in millions)
--------------------------------------------------------

Provision for income taxes: as reported (GAAP basis)    $        117.2
  Impact of non-cash charge to record a deferred tax
  valuation allowance against domestic net deferred tax
  assets                                                        (105.7)
  Tax benefit resulting from a lower full year effective
  tax rate and the catch-up affect of applying that rate
  through Q3 2011                                                (40.4)
                                                        --------------
Benefit for income taxes: non-GAAP basis                $        (28.9)
                                                        ==============

        RECONCILIATION OF GAAP TO NON-GAAP NET (LOSS) EARNINGS
             FOR THE THIRTEEN WEEKS ENDED OCTOBER 29, 2011
                              (UNAUDITED)

(dollars in millions)
--------------------------------------------------------

Net loss attributable to Collective Brands, Inc.: as
reported (GAAP basis)                                   $       (114.3)
  Lease termination costs                                          3.2
  Strategic review expenses                                        2.1
  Impact of non-cash charge to record a deferred tax
  valuation allowance against domestic net deferred tax
  assets                                                         105.7
  Tax benefit resulting from a lower full year effective
  tax rate and the catch-up affect of applying that rate
  through Q3 2011                                                 40.4
                                                        --------------
Net earnings attributable to Collective Brands, Inc.:
non-GAAP basis                                          $         37.1
                                                        ==============

 RECONCILIATION OF GAAP TO NON-GAAP DILUTED (LOSS) EARNINGS PER SHARE
                ATTRIBUTABLE TO COLLECTIVE BRANDS, INC.
             FOR THE THIRTEEN WEEKS ENDED OCTOBER 29, 2011
                              (UNAUDITED)

Diluted loss per share attributable to Collective
Brands, Inc.: as reported (GAAP basis)                  $        (1.91)
  Adjustment                                                      2.52 (a)
                                                        --------------
Diluted earnings per share attributable to Collective
Brands, Inc.: non-GAAP basis                            $         0.61
                                                        ==============

Note to adjustment:
  (a) Represents the per share impact of the lease termination costs and strategic review expenses, the impact of the non-cash charge to record a deferred tax valuation allowance against domestic net deferred tax assets and the tax benefit resulting from a lower full year effective tax rate and the catch-up affect of applying that rate through Q3 2011.

                           COLLECTIVE BRANDS, INC.
   RECONCILIATION OF GAAP NET (LOSS) EARNINGS TO NON-GAAP ADJUSTED EBITDA
                                 (UNAUDITED)

(dollars in millions)
                                           13 weeks ended    13 weeks ended
                                          October 29, 2011  October 30, 2010
                                          ----------------  ----------------
Net (loss) earnings                       $         (111.7) $           50.2

Provision for income taxes                           117.2               6.4

Net interest expense (including loss on
 early extinguisment of debt)                          9.9              12.2

Depreciation and amortization                         31.8              34.0

Lease termination costs                                3.2                 -

Strategic review expenses                              2.1                 -
                                          ----------------  ----------------

Adjusted EBITDA                           $           52.5  $          102.8
                                          ================  ================

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James Grant
(785) 559-5321

Media Contact:
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(612) 928-0202